UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 1, 2011, Ligand Pharmaceuticals Incorporated’s wholly-owned subsidiary CyDex Pharmaceuticals, Inc. (“CyDex”) entered into a License Agreement (the “License Agreement”) with The Medicines Company for Captisol® for formulation with clopidogrel for use as an intravenous drug. Under this License Agreement, Ligand/CyDex is entitled to receive a $1,750,000 upfront payment within five business days after June 1, 2011, and may also become entitled to receive up to $22,000,000 of milestone payments.

Ligand/CyDex is also eligible to receive, under the License Agreement, a substantial royalty on worldwide net sales of The Medicines Company’s intravenous clopidogrel formulated with Captisol, and Ligand/CyDex also expects to manufacture and sell clinical and commercial supplies of Captisol to The Medicines Company.

The foregoing summary of the material terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, Ligand, pursuant to an Agreement and Plan of Merger dated January 14, 2011 (the “Merger Agreement”), acquired CyDex on January 24, 2011.

Also as previously announced, on January 14, 2011, in connection with the Merger Agreement, Ligand entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with CyDex and Allen K. Roberson and David Poltack, acting jointly as Shareholders’ Representative. The CVR Agreement sets forth the rights that former CyDex stockholders have with respect to the several series of contingent value rights (“CVRs”) held by them after the merger. All payments by Ligand under the Merger Agreement and the CVR Agreement shall be made directly to a single Shareholders’ Account controlled by the Shareholders’ Representative; upon each such respective payment to the Shareholders’ Account, all obligations of Ligand with respect such payment and the safeguarding, investment, allocation and/or distribution thereof shall be exhausted and shall cease; and the shareholders/ex-shareholders of CyDex/holders of CVRs shall have no rights or remedies whatsoever against Ligand with respect to such payment, but instead must look solely and exclusively to any available rights or remedies (if any) they might have against the Shareholders’ Representative.

Among its other obligations under the CVR Agreement, Ligand is obligated to pay to the Shareholders’ Account, if and when Ligand/CyDex receives an upfront fee or any milestone payments for licensing Captisol® for formulation with rapid onset intravenous clopidogrel, 50% of the excess of such upfront fee or milestone payments over any amount payable by CyDex to Prism Pharmaceuticals, Inc. (“Prism”) in respect thereof.

As noted above under Item 1.01, on June 1, 2011, CyDex entered into a License Agreement with The Medicines Company for Captisol® for formulation with clopidogrel for an intravenous drug. Under this License Agreement, Ligand/CyDex is entitled to receive a $1,750,000 upfront payment within five business days after June 1, 2011, and may also become entitled to receive up to $22,000,000 of milestone payments.

As noted above in this Item 2.04, the amount which Ligand is obligated to pay to the Shareholders’ Account under the CVR Agreement with regard to clopidogrel-related upfront payments and/or milestone payments is reduced in respect of any amount payable by CyDex to Prism in connection therewith. Ligand/CyDex could, under CyDex’s September 20, 2010 Termination Addendum to the Development Collaboration Agreement with Prism, become obligated to make milestone payments to Prism totaling up to $5,000,000 in connection with events which would also generate milestone payments for Ligand/CyDex under the License Agreement with The Medicines Company. However, no milestone payments are required to be paid by Ligand/CyDex to Prism in connection with the $1,750,000 upfront payment.

As noted above under Item 1.01, under the License Agreement, Ligand/CyDex is eligible to receive from The Medicines Company, in addition to the upfront payment and the potential milestone payments, a substantial royalty on worldwide net sales of The Medicines Company’s intravenous clopidogrel formulated with Captisol, and Ligand/CyDex would also manufacture and sell clinical and commercial supplies of Captisol to The Medicines Company. Ligand is not obligated under the CVR Agreement to pay anything to the Shareholders’ Account in respect of any such royalties and transfer payments.

On the tenth business day after Ligand/CyDex’s receipt of the $1,750,000 upfront payment from The Medicines Company (and also on the tenth business day after Ligand/CyDex’s receipt of any milestone payment from The Medicines Company), Ligand is required by the CVR Agreement to make the indicated required payment, as calculated under the CVR Agreement’s formula, to the Shareholders’ Account. In the case of the $1,750,000 upfront payment, the required payment to the Shareholders’ Account will be $875,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: June 3, 2011

	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary